Exhibit 99.1

                                FONAR CORPORATION

Fonar MRI news @ aol . com                               Inventor of MR Scanning
For    Immediate   Release                               An   ISO  9001  Company

Contact:    Daniel  Culver                               110    Marcus     Drive
Director of Communications                               Melville,   N.Y.  11747
Web site:    www.fonar.com                               Tel:    (631)  694-2929
Email:invest2008@fonar.com                               Fax:    (631)  390-1709
================================================================================

  FONAR Reports Fiscal 2008  Quarter and Nine Months Financial Statement

MELVILLE, NEW YORK, May 20, 2008 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM) today announced its financial results for the third quarter of fiscal 2008, which ended March 31, 2008. FONAR is the developer of the UPRIGHT(R) Multi-Position(TM) MRI.

Total revenues for the nine months ended March 31, 2008 rose 13.1% to $27.4 million as compared to $24.2 million for the same period last year. Total revenues for the third quarter of fiscal 2008 ended March 31, 2008 decreased 8.1% to $8.1 million as compared to $8.8 million for the same period last year.

Product sales for the nine month period ended March 31, 2008 increased 15.2% to $8.9 million from $7.8 million for the same period last year. During the third fiscal 2008 quarter, product sales decreased 27.1% to $2.3 million from $3.2 million for the same period last year.

Service and repair revenues for the nine month period ended March 31, 2008 increased 9.3% to $8.2 million from $7.5 million during the same period last year. In addition, service and repair revenues for the third fiscal 2008 quarter increased 8.9% to $2.8 million from $2.6 million for the same period last year. Service and repair revenues continue to increase because of the steady increase in the installed base of the FONAR UPRIGHT(R) Multi-Position(TM) MRI and the accompanying service contract agreements. As of March 31, 2008 there were 127 FONAR UPRIGHT(R) Multi-Position(TM) MRI units installed worldwide.

The net loss for the nine month period ended March 31, 2008 decreased 60.3% to $6.7 million as compared to a net loss of $17.0 million during the same period last year. During the third fiscal 2008 quarter ended March 31, 2008 there was a 50.1% decrease in the net loss to $2.7 million as compared to a net loss of $5.4 million during the same period last year. The loss per common share (basic and diluted) for the nine month period ended March 31, 2008 was $1.38 as compared to a loss of $3.52 during the same period last year. The loss per common share (basic and diluted) for the third fiscal quarter of 2008 was $0.55 as compared to a loss of $1.11 during the same period last year.

As of March 31, 2008, total cash, cash equivalents and marketable securities were approximately $3.2 million as compared to $3.4 million as of June 30, 2007. Also, as of March 31, 2008, total assets were $41.0 million, total current assets were $24.2 million, total current liabilities were $37.1 million, and total long-term liabilities were $1.2 million.

Commenting on the financial and operating results for the third quarter of fiscal 2008, Raymond Damadian, M.D., president and chairman of FONAR, said, "Our belief is that every major medical institution needs our technology. Once they understand this, then they will buy. The February 13, 2008 edition of the Journal of the American Medical Association (JAMA) reported that in 2005 the U.S. spent $86 billion on spine care and treatments, a 65% increase since 1997. This is nearly as much as is spent on cancer care. The JAMA article indicates disappointment with the success of medicine to help patients with back pain, and I can understand this sentiment."

Dr. Damadian said, "Subsequently, spine surgeons today are continually looking for ways to improve their profession. Various companies have developed different hardware to be used in the repair of the spine. But given the obvious concern that if you can't see it, you can't fix it, more and more surgeons are coming to appreciate and rely on the FONAR UPRIGHT(R) Multi-Position(TM) MRI. This new MRI scanner, created by FONAR, permits a physician to visualize aspects of spine pathology for the first time that they have long wanted to see but couldn't."

"Specifically, in evaluating a patient's spine problem," said Dr. Damadian, "it is important to be able to visualize the patient's spine pathology in the full range of positions his spine is likely to occupy, so that one can assess the full extent of a patient's problem and determine the full range of what has to be repaired to overcome his back pain. Equally important is to see it "all". For example, if the surgeon can't see the pathology causing the patient's problem because the imaging modality itself can't see it, then the surgeon can't repair it."

Dr. Damadian continued, "we now know from UCLA's comprehensive study of 1,302 back patients using the FONAR UPRIGHT(R) Multi-Position(TM) MRI just reported at the NASS 2007 annual meeting, that static-only MRI can "miss" as many as 35% of the spondylolistheses that exist at L4-5. L4-5 is the lumbar segment most frequently involved in causing back pain. Accordingly, if a surgeon cannot repair 35% of the spondylolistheses at L4-5 because the conventional recumbent MRI cannot visualize them, 3 out of 10 patients with L4-5 vertebral instability will have an unsatisfactory surgical result that could have been vastly better if the patient had been imaged on the FONAR UPRIGHT(R) scanner."

"Additionally, it is self-evident that conventional MRI images the spine only in the recumbent position when it is not subject to the gravitational compressive forces that normally act on the upright spine. This, therefore, provides an unrealistic picture of what the patient's spine is actually undergoing in its normal daily activity. It therefore, is very likely to not visualize the pathology causing the patient's pain or to underestimate the full extent of the pathology that has to be surgically addressed. Once again, failing to achieve an accurate visualization of a patient's spine pathology, because of the limitations of conventional recumbent-only MRI technology, can mean a less than adequate surgical outcome for patients which the FONAR UPRIGHT(R) Multi-Position(TM) MRI is now in a position to rectify," concluded Dr. Damadian.

"If you can't see the patient's problem because the diagnostic imaging tools for doing so are insufficient, you can't fix it," said Dr. Damadian. "The FONAR UPRIGHT(R) Multi-Position(TM) MRI and its power to provide UPRIGHT(R) Multi-Position(TM) Spondylography(TM) and Spondylometry(TM) are designed to achieve the enhanced diagnostic accuracy needed for improved treatment outcomes."

           Condensed Consolidated Statements of Operations (Unaudited)
                                 (000's omitted)

                           For the Three Months    For the Nine Months
                              Ended March 31         Ended March 31,
                              2008      2007         2008      2007
                            --------  --------     --------  ---------
          Revenues          $ 8,071   $ 8,782      $27,421   $ 24,237
          Net Loss          $(2,695)  $(5,401)     $(6,742)  $(16,976)
          Basic & Diluted
          Loss Per Common
          Share             $(0.55)   $(1.11)      $(1.38)    $(3.52)
________________________________________________________________________________

The Inventor of MR Scanning(TM), Full Range of Motion(TM), True Flow(TM), The Proof is in the Picture(TM), Dynamic(TM), pMRI(TM), Multi-Position(TM)
Spondylography(TM) and Spondylometry(TM) are trademarks, and UPRIGHT(R) and STAND-UP(R) are registered trademarks of FONAR Corporation.

     Be sure to visit FONAR's Website for product and investor information:
                                 www.fonar.com
                                        #

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

                                       ###